Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FIRST QUARTER RESULTS

Houston, TX – May 1, 2008 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $5.4 million, or $0.08 per diluted share, for the first quarter of 2008. This represents a decrease from the first quarter of 2007 net income of $19.7 million, or $0.30 per diluted share. Sales for the first quarter of 2008 were $915.1 million and income from operations for the first quarter of 2008 was $13.9 million. This compares with net sales of $718.8 million and income from operations of $32.7 million in the first quarter 2007. The increase in sales is primarily the result of higher selling prices for all of the major olefins and vinyls products. Income from operations, however, decreased in the first quarter as compared to the first quarter of 2007 due to lower margins resulting from significantly higher feedstock costs. Industry prices for ethane increased over 70% while industry prices for propane increased over 50% in the first quarter of 2008 as compared to the first quarter of 2007. Natural gas and electricity costs also increased significantly year over year. The Vinyls segment was further impacted by the continued weakness in the construction markets and seasonal slowdowns in the first quarter of 2008. In addition to these reductions, the first quarter was negatively impacted by a turnaround at the styrene plant in Lake Charles, Louisiana and the closure of the Pawling, New York window and door component manufacturing facility. The styrene plant was down for 45 days during the quarter and underwent a major maintenance turnaround and revamp project designed to increase energy efficiency and minimally increase capacity. The company decided to permanently close the Pawling, New York facility and consolidate manufacturing of window and door components in Calgary, Canada. Asset impairments, severance and other costs recorded in the first quarter of 2008, related to this closure, were approximately $2.5 million.

First quarter 2008 results were minimally impacted by the utilization of the first-in, first-out (FIFO) inventory accounting method as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry.

First quarter 2008 net income decreased $13.4 million, or $0.21 per diluted share, from the $18.8 million net income, or $0.29 per diluted share, reported in the fourth quarter of 2007. First quarter 2008 income from operations decreased $6.1 million from the $20.0 million reported in the fourth quarter of 2007, while net sales increased by $64.5 million from the $850.6 million reported in the fourth quarter of 2007. The increase in sales was largely due to higher selling prices for polyethylene, PVC resin, PVC pipe and caustic and higher sales volumes for PVC resin. These increases were partially offset by lower sales volumes for PVC pipe resulting from the continued weakness in the construction markets and seasonal slowdowns. Income from operations declined in the first quarter of 2008 as compared to the fourth quarter of 2007 primarily due to higher feedstock and energy costs. The first quarter was also negatively impacted by the turnaround of the styrene plant in Lake Charles and the closure of the Pawling facility. These decreases were partially offset by higher sales prices for ethylene, polyethylene, PVC resin and PVC pipe. The fourth quarter 2007 net income was favorably impacted by a tax benefit of $8.0 million, or $0.12 per diluted share, related to the reorganization of several subsidiaries.

Albert Chao, President and Chief Executive Officer, said, “The first quarter of 2008 was impacted by higher feedstock and energy costs. While we have continued to implement price increases, they have not been sufficient to offset the increased costs. The weak construction activity in the U.S. has led to margin erosion in our Vinyls segment. This coupled with the industry capacity additions expected to come online this year and continued high feedstock costs makes it difficult to significantly improve Vinyls margins in 2008. On the Olefins side, elevated crude oil prices and a weaker U.S. dollar continue to give the U.S. gas based ethylene producers a cost advantage which allows us to export our polyethylene and maintain a relatively strong supply demand balance in the U.S. Global polyethylene prices have remained strong due to higher naphtha costs and strong demand. We are, however, concerned with the possibility of a recession which could impact our ability to raise prices sufficiently to offset the rise in energy and feedstock costs.”

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the first quarter of 2008 decreased $15.7 million to $42.3 million compared to the $58.0 million in the first quarter of 2007. EBITDA for the first quarter of 2008 decreased $5.5 million from the $47.8 million of EBITDA in the fourth quarter of 2007. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities used cash of $28.3 million in the first quarter of 2008. The use of cash resulted primarily from increases in working capital requirements and capitalized turnaround costs incurred at the styrene facility. Capital additions for the quarter were $43.0 million. At March 31, 2008, the Company had $7.8 million of cash and $186.7 million of restricted cash, and the Company’s long-term debt was $554.8 million. The restricted cash is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for facilities in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $7.0 million to $20.2 million in the first quarter of 2008 from $27.2 million reported in the first quarter of 2007. This decrease was primarily due to sharp increases in ethane and propane feedstock costs and higher natural gas and electricity costs. These higher costs were partially offset by higher polyethylene selling prices. In addition, the first quarter of 2008 was adversely impacted by the 45-day turnaround of the styrene plant.

First quarter 2008 income from operations for the Olefins segment decreased by $5.4 million from the $25.6 million reported in the fourth quarter of 2007. This decrease was primarily due to the negative impact from the styrene plant outage during the first quarter of 2008 and higher energy costs as compared to the fourth quarter of 2007. These decreases were partially offset by higher polyethylene selling prices. Trading activity resulted in a gain of $0.1 million in the first quarter of 2008 as compared to a loss of $7.4 million in the fourth quarter of 2007.

VINYLS SEGMENT

Income from operations for the Vinyls segment decreased by $10.9 million to a loss of $3.1 million for the first quarter of 2008 from the $7.8 million income reported in the first quarter of 2007. This decrease was primarily due to significantly higher feedstock costs for propane and ethylene and lower PVC pipe sales volumes. These decreases in income from operations were partially offset by higher PVC resin, pipe and caustic prices in the first quarter of 2008 as compared to the prior year period. Continued weakness in the construction markets and poor weather conditions which reduced already low seasonal demand have reduced operating rates and margins in our vinyls downstream businesses. The first quarter of 2008 was also negatively impacted by the costs related to the closure of the Pawling facility.

First quarter 2008 income from operations for the Vinyls segment improved by $0.9 million from the $4.0 million loss reported in the fourth quarter of 2007. This improvement was largely due to higher selling prices for PVC resin, PVC pipe and caustic, higher sales volumes for PVC resin and lower chlorine costs. These increases were partially offset by lower PVC pipe sales volumes. The first quarter of 2008 was also negatively impacted by the costs related to the closure of the Pawling facility.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC in February 2008.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter results will be held Thursday, May 1, 2008 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 314-5232, or (617) 213-8052 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 82985119.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Thursday, May 8, 2008. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 47446557.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1822480 and the earnings release can be obtained via the company’s Web page at:

http://www.westlake.com/fw/main/IR_Home_Page-123.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands of dollars, except per share data)
Net sales	$915,061	$718,802
Cost of sales	878,357	660,913

Gross profit	36,704	57,889

Selling, general and administrative expenses	22,845	25,223

Income from operations	13,859	32,666

Interest expense	(8,528)	(3,593)
Other income, net	2,408	991

Income before income taxes	7,739	30,064

Provision for income taxes	2,352	10,392

Net income	$5,387	$19,672

Basic and diluted earnings per share	$0.08	$0.30

Weighted average shares outstanding
Basic	65,259,558	65,217,996

Diluted	65,288,890	65,324,517

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2008	December 31, 2007
	(In thousands of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$7,846	$24,914
Accounts receivable, net	464,383	507,463
Inventories, net	532,051	527,871
Other current assets	28,679	31,937

Total current assets	1,032,959	1,092,185
Property, plant and equipment, net	1,143,224	1,126,212
Restricted Cash	186,673	199,450
Other assets, net	163,466	151,488

Total assets	$2,526,322	$2,569,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$350,711	$441,262
Long-term debt	554,807	511,414
Other liabilities	331,925	329,989

Total liabilities	1,237,443	1,282,665

Stockholders’ equity	1,288,879	1,286,670

Total liabilities and stockholders’ equity	$2,526,322	$2,569,335

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands of dollars)
Cash flows from operating activities
Net income	$5,387	$19,672
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	26,001	24,355
Deferred tax expense	1,163	3,776
Other balance sheet changes	(60,805)	(90,217)

Net cash used for operating activities	(28,254)	(42,414)

Cash flows from investing activities
Additions to property, plant and equipment	(42,984)	(18,873)
Proceeds from disposition of assets	214	—
Settlements of derivative instruments	319	3,815

Net cash used for investing activities	(42,451)	(15,058)

Cash flows from financing activities
Proceeds from exercise of stock options	—	62
Dividends paid	(3,282)	(2,611)
Proceeds from borrowings	300,800	136,075
Repayments of borrowings	(257,427)	(115,375)
Utilization of restricted cash	13,546	—

Net cash provided by financing activities	53,637	18,151

Net decrease in cash and cash equivalents	(17,068)	(39,321)
Cash and cash equivalents at beginning of period	24,914	52,646

Cash and cash equivalents at end of period	$7,846	$13,325

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$660,821	$484,226
Vinyls	254,240	234,576

	$915,061	$718,802

Income (Loss) from Operations
Olefins	$20,152	$27,219
Vinyls	(3,085)	7,792
Corporate and Other	(3,208)	(2,345)

	$13,859	$32,666

Depreciation and Amortization
Olefins	$17,661	$15,656
Vinyls	8,298	8,661
Corporate and Other	42	38

	$26,001	$24,355

Other Income, net
Olefins	$16	$52
Vinyls	100	62
Corporate and Other	2,292	877

	$2,408	$991

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2007	2008	2007
	(In thousands of dollars)
EBITDA	$47,764	$42,268	$58,012
Less:
Provision for income taxes	(2,793)	2,352	10,392
Interest expense	5,642	8,528	3,593
Depreciation and amortization	26,089	26,001	24,355

Net income	18,826	5,387	19,672
Changes in operating assets and liabilities	(40,950)	(34,804)	(65,862)
Deferred income taxes	(10,711)	1,163	3,776

Cash flow from operating activities	$(32,835)	$(28,254)	$(42,414)

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2008 vs. First Quarter 2007		First Quarter 2008 vs. Fourth Quarter 2007
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+37.1%	-0.6%	+4.3%	+4.9%
Vinyls	+14.5%	-6.1%	+1.3%	+2.5%
Company	+29.7%	-2.4%	+3.4%	+4.2%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 2007	June 2007	September 2007	December 2007	March 2008
Ethane (cents/lb)	19.9	24.3	27.6	35.2	34.1
Propane (cents/lb)	22.9	26.7	29.0	35.7	34.8
Ethylene (cents/lb) (2)	40.0	44.7	50.2	60.2	60.5
Polyethylene (cents/lb) (3)	67.0	72.7	79.0	86.3	88.0
Styrene (cents/lb) (4)	64.8	71.3	68.1	68.8	72.5
Caustic ($/ short ton) (5)	360.0	405.0	450.0	485.8	554.2
Chlorine ($/ short ton) (6)	297.5	322.5	322.5	322.5	300.0
PVC (cents/lb) (7)	53.3	59.0	61.3	66.7	54.3

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene film over the period as reported by CMAI.
(4)	Represents average North American spot prices of styrene over the period as reported by CMAI.
(5)	Represents average North America spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North America contract prices of PVC over the period as reported by CMAI. In the first quarter of 2008, CMAI made a 16 cent per pound downward, non-market related adjustment to PVC resin prices.